INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Centrus Ventures Inc.
(an Exploration Stage Company)

We consent to the use in the Registration Statement of Centrus Ventures Inc. on Form SB-2/A Amendment No. 1 (the “Registration Statement”) of our Report of Independent Registered Public Accounting Firm dated June 7, 2006, on the balance sheet of Centrus Ventures Inc. as at April 30, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on December 14, 2005 to April 30, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C. TELFORD SADOVNICK, P.L.L.C. CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
October 18, 2006